TERMS AND CONDITIONS
of
INDEPENDENT SALES REPRESENTATIVE AND LICENSE AGREEMENT

THIS INDEPENDENT SALES REPRESENTATIVE AND LICENSE AGREEMENT (the "Agreement"), effective as of October 25th, 2017, is entered into by and between Edgar Villanueva, an Independent Contractor (hereinafter referred to as ("ISR")), and Electromedical Technologies, LLC, an Arizona limited liability company ("EMT"). By submitting this Agreement, ISR agrees to be bound by these Terms and Conditions, the Electromedical Technologies Compensation Plan, and any applicable policies and procedures that may be implemented by EMT from time to time.

RECITALS

1. EMT and ISR intend to enter into a business relationship whereby ISR will market and sell certain of EMT's products and services, train and supervise a distribution network for such products and services, provide translations of marketing and information materials as necessary, obtain all necessary governmental approvals and licenses, and oversee all customer service and technical support within the geographic territory of Mexico, including all administrative services necessary to effectuate the foregoing, as described below upon the terms and conditions contained in this Agreement and any applicable policies and procedures that may be implemented, amended, or revoked, in whole or in part, by EMT from time to time.

2. The parties understand and agree that ISR intends to operate its business under this Agreement, either individually or through a corporate entity, as "Electromedical de Mexico," and EMT intends to grant to ISR a license to use that name during the term of this Agreement.

3. The parties solely intend that ISR be an independent contractor of EMT and that the relationship between EMT and ISR shall not be an employer/employee relationship or other agency relationship:

a. EMT and ISR agree that ISR may enter similar contracts with any third party except that EMT shall not enter into any similar contracts for the geographic territory of Mexico.

b. EMT and ISR agree that EMT shall pay no salary to ISR for any reason whatsoever.

c. EMT and ISR agree that the businesses of EMT and ISR shall not be combined and that this Agreement creates no partnership, joint venture, employer/employee, or other agency relationship.

d. EMT and ISR agree that each party is solely responsible for its own acts or omissions, negligence, ethics, losses or injuries of any kind, as well as for the acts and omissions of their respective agents, distributors, and sub-distributors except as otherwise

provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the promises contained herein, the parties agree as follows:

1. ISR Services and Duties. You are an EMT Independent Sales Representative, and you are prohibited from referring to yourself as having any other title or role with EMT other than "Independent Sales Representative and Country Director-Mexico." As an ISR, you agree to perform the following duties, responsibilities, privileges, powers, and authority, as well as all duties and services reasonably necessary to effectuate the following within the geographic territory of Mexico:

1.1 You have the right to offer for sale EMT's products and services in accordance with these Terms and Conditions and any other policies or procedures that may be implemented, amended, or revoked, in whole or in part, by EMT from time to time.

1.2 Subject to the provisions of Section 2, you may enroll people as sub-distributors ("Sub-ISR").

1.3 You will be responsible for training, motivating, and overseeing any Sub-ISR or sub-distributor marketing organization that you enroll and ensuring that they meet any applicable sales requirements that may be implemented, amended, or revoked, in whole or in part, by EMT from time to time.

1.4 In addition to the provisions of Section 3, you agree to strictly comply with all applicable laws, ordinances, rules, and regulations, and will make all reports and remit all tax withholding or other deductions as may be required by any applicable law, ordinances, rule, or regulation.

1.5 You agree that, as an ISR, EMT has entered into a relationship of trust with you, and accordingly, you agree to discharge your contractual and other responsibilities to EMT with the utmost honesty and integrity.

1.6 You agree to only utilize the sales contracts and order forms prepared and provided by EMT for the sale of EMT's goods and services. Insofar as such contracts and forms require translations from English to Spanish, you agree to provide such translations subject to EMT's review and approval. You agree that you will not prepare your own sales contracts or order forms except as provided herein. In addition, you agree to follow all policies and procedures established by EMT for the completion and processing of such contracts and orders. You agree that the purpose of the obligations in this Section 1.6 are to ensure compliance with applicable law and does not evidence any control that EMT exercises over the execution of your duties as an ISR.

1.7 You agree that upon the sale of any EMT products or services to a patient or other end user/customer, you will deliver to EMT a copy of the patient's valid prescription, letter of medical necessity, and/or any other documentation for the purchased EMT product or service that may be required by any applicable governmental authority. ISR is obligated to confirm the validity of any prescription, letter of medical necessity, and/or any other documentation directly with the medical provider. Although ISR has the obligation to confirm the validity of such documentation, EMT reserves the right, but is not obligated, to independently confirm the validity of any prescription, letter of medical necessity, and/or any other documentation directly with the medical provider. EMT requires a letter of medical necessity if any service is sold to any person other than a medical professional or Sub-ISR.

1.8 You agree that you will not attempt to circumvent any applicable federal, state, or local regulation, including but not limited to the requirement of a letter of medical necessity, by any means.

1.9 You agree to provide all customer service and technical support for EMT's products and services within the geographic territory of Mexico.

1.10 You agree to provide all administrative services necessary to effectuate all duties proscribed to ISR under this Agreement.

1.11 You agree to abide by the EMT Marketing and Compensation Plan and EMT products and services as set forth in official EMT literature, policies, and manuals. You agree that the purpose of this obligation is to ensure compliance with applicable law and does not evidence any control that EMT exercises over the execution of your duties as an ISR.

1.12 You agree to conduct yourself in a professional and productive manner while working as an ISR.

1.13 You understand and agree that, as an ISR, you shall have no authority to bind EMT except as described above and that your authority, as an ISR, is limited to the duties outlined above.

2. **Sub-Distributors.** As an ISR, you may enroll others as Sub-ISRs to market and sell EMT's products and services under your supervision. You will be responsible for training, motivating, and overseeing any Sub-ISR or sub-distributor marketing organization. You are responsible for ensuring that all Sub-ISRs you enroll comply with all applicable laws, ordinances, rules, and regulations. Although you may sell EMT products and services to a Sub-ISR, EMT must first approve enrollment of the Sub-ISR in writing. EMT has full discretion to deny the application of any Sub-ISR for any reason. Upon the sale of any EMT product or service to any Sub-ISR, you must ensure that EMT has received a valid Independent Sales Representative Application and Agreement executed by the Sub-ISR along with the warranty registration for any products sold to the Sub-ISR. EMT reserves the right to confirm the validity of any such Independent Sales Representative Application and Agreement directly with the Sub-

ISR. You hereby warrant that you will not utilize the Sub-ISR process to circumvent any applicable federal, state, or local regulation, including but not limited to the requirement of a letter of medical necessity for sale of a medical device to an end user. You additionally warrant that all Sub-ISRs intend to and shall act in good faith as legitimate distributors of EMT's products and services. You agree that the purpose of this obligation is to ensure compliance with federal law and does not evidence any control that EMT exercises over the execution of your duties as an ISR.

3. **Regulatory Compliance**. Notwithstanding anything contained anywhere else in these Terms and Conditions, you and your shareholders, directors, officers, employees, agents, representatives, and any Sub-ISRs hereby agree to promote and market all EMT products and services in accordance with all applicable regulatory requirements with respect to medical devices, as well as all applicable EMT policies and procedures. ISR understands and agrees that ISR is solely responsible for conducting any due diligence ISR deems necessary to identify, understand, and ensure compliance with all applicable regulations, and ISR is responsible for ensuring that all Sub-ISRs comply with the same, consistent with Sections 1 and 2 above.

4. **Pricing**. Notwithstanding anything in the Electromedical Technologies Compensation Plan to the contrary, ISR agrees to pay to EMT the sum of one thousand three hundred ninety five dollars and no cents ($1,395.00), plus applicable shipping costs, for each Wellness Pro® Transcutaneous Electrical Nerve Stimulation device ordered by ISR pursuant to this Agreement. With respect to any other EMT service or product ordered by ISR pursuant to this Agreement, ISR shall pay EMT the price as set forth in the Electromedical Technologies Compensation Plan and any other policies or procedures that may be implemented, amended, or revoked, in whole or in part, by EMT from time to time.

5. **Term and Termination of Agreement**. The term of this Agreement shall be for a period of twelve (12) months unless terminated earlier as provided herein. This Agreement is subject to automatic renewal on a yearly basis unless either party terminates the Agreement as provided in this Section 5. This Agreement may be terminated by either party, "without cause," by providing sixty (60) days written notice of termination to the other party.

In addition, EMT may immediately terminate ISR at any time without prior written notice "for cause," which means but is not limited to:

a. Breach of any provision of this Agreement by ISR.

b. Failure to comply with any applicable policies and procedures that may be implemented, amended, or revoked, in whole or in part, by EMT from time to time.

c. Failure to provide services and/or other duties as required by this Agreement or any applicable policies and procedures that may be implemented, amended, or revoked, in whole or in part, by EMT from time to time

d. ISR being charged with a felony or gross misdemeanor.

e. ISR's willful misconduct or unethical conduct reflecting adversely upon EMT or ISR.

f. ISR's violation of any laws related to EMT's products and services.

g. ISR's gross inattention to the responsibilities set forth in this Agreement.

h. The commission or omission of any of the grounds identified in Section 5(a)-(g) by any Sub-ISR will also give rise to an immediate right to terminate the supervising ISR.

In the event that this Agreement is terminated, ISR shall be obligated to immediately pay EMT all amounts that are due and owing up to the date of termination. Upon termination of this Agreement, either with or without cause, ISR shall have no further rights under this Agreement, may not market or sell EMT's products or services, and may not hold itself out as being an "Independent Sales Representative" of EMT or otherwise having any affiliation with EMT or its products and services. In the event of Contracting ISR's death during the term of this Agreement, this Agreement shall terminate at the date of death and the estate or legal representative of ISR will be obligated to pay EMT all amounts that are due up to the date of termination.

ISR further covenants and agrees that, at the time of termination of this Agreement by either party, ISR shall immediately deliver to EMT all property, if any, belonging to EMT that is in ISR's possession, custody, or control, including but not limited to any information or materials addressed in Section 10 below.

6. <u>**Independent Contractors**</u>. You agree and understand that, as an ISR, you and your shareholders, directors, officers, employees, Sub-ISRs, agents, and representatives are independent contractors of EMT and not employees, agents, partners, legal representatives, or franchisees of EMT. You agree and understand that you and your shareholders, directors, officers, employees, Sub-ISRs, agents, and representatives are not authorized to and will not incur any debts, expenses, obligations, or open any bank accounts on behalf of, for, or in the name of EMT. You agree and understand that you shall control the manner and means by which you operate your own business, including the sale of EMT's products and services, subject to your compliance with these Terms and Conditions and all applicable policies and procedures. You agree and understand that compliance with these Terms and Conditions and all applicable policies and procedures is to ensure your compliance with all applicable regulations and not to control the manner and means by which you operate your business as ISR. YOU UNDERSTAND THAT YOU AND YOUR SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AND REPRESENTATIVES WILL NOT BE TREATED OR CONSIDERED AS EMPLOYEES OF EMT FOR TAX PURPOSES. EMT is not responsible for withholding taxes of any kind. You agree to be bound by all sales tax collection agreements between EMT and all appropriate taxing jurisdictions and all related rules and procedures.

7. **EMT Policies and Procedures.** You acknowledge that you have read and agree to comply with the Agreement, these Terms and Conditions, the EMT Marketing and Compensation Plan, and any other policies or procedures that may be implemented, amended, or revoked, in whole or in part, by EMT from time to time. You understand that you must be in good standing and not in violation of any of the terms of the foregoing to continue to act as ISR. If order processing is done through EMT, commissions, if applicable, are issued thirty (30) to forty-five (45) days after the date of sale. You understand that all EMT policies and procedures, including but not limited to the EMT Marketing and Compensation Plan, may be amended at the sole discretion of EMT. Notification of amendments shall be published on EMT's website without any further direct notice to you. It is your responsibility to review the policies and procedures on EMT's website. The continuation of your relationship as an ISR or your acceptance of bonuses or commissions shall constitute my acceptance of any and all amendments.

8. **Application of the Wellness Pro.** The Wellness Pro® Transcutaneous Electrical Nerve Stimulation device is specifically designed for the relief of any chronic, intractable pain, and for adjunctive treatment of post-surgical or post traumatic pain. EMT as the manufacturer of medical devices does not practice medicine and does not recommend these or any other medical technique for use on a particular patient. The physician is responsible for determining and utilizing the appropriate techniques for treating each individual patient.

You understand that EMT products are cleared by the applicable governmental regulatory body for the specific applications set forth above and in the EMT official literature. You agree that under no circumstances will you or your shareholders, directors, officers, employees, representatives, agents, or Sub-ISRs make any kind of medical claims whatsoever other than those claims expressly permitted by the applicable governmental regulatory body.

In addition to the general obligation to indemnify and hold harmless addressed in Section 9 below, the event that an investigation or action is brought by any governmental regulatory body against EMT due to any of your or your shareholders', directors', officers', employees', representatives', agents', or Sub-ISRs' medical representations or claims other than those permitted by the governmental regulatory body, you hereby agree to defend (including paying defense costs and attorneys' fees as they are incurred), indemnify, and hold harmless EMT from any such actions.

9. **Indemnification.** ISR agrees to indemnify and hold harmless EMT, its members, officers, directors, employees, and agents from any and all actions, losses, claims, demands, judgments, administrative actions, and liability, including but not limited to any actions, losses, costs, claims, demands, judgments, administrative actions, and liability arising out of or resulting from: (a) any act by ISR or any of its Sub-ISRs regardless of EMT's negligence, except that ISR shall have no obligation to indemnify EMT for EMT's willful misconduct; (b) a determination by a court or agency that ISR or any of its Sub-ISRs is not an independent contractor; and (c) ISR or any of its Sub-ISRs' acts or omissions, breaches or defaults, or threatened breaches or defaults in performance by ISR or any of its Sub-ISRs of the obligations under this Agreement, these Terms and Conditions, the EMT Marketing and Compensation Plan, any other policies or

procedures that may be implemented, amended, or revoked, in whole or in part, by EMT from time to time, and any violation of any applicable law. ISR hereby agrees to defend (including paying defense costs and attorneys' fees as they are incurred), indemnify, and hold harmless EMT from any such actions, losses, claims, demands, judgments, administrative actions, and liability.

10. Confidentiality. ISR shall regard and preserve as confidential all trade secrets and other confidential information, including, but not limited to, customer lists, medical drug and pricing information, technical and non-technical information processes and products, including information relating, but not limited, to the whole or any portion or phase of any technical information, research, know-how, discoveries, development, design, process, procedure, machines, computer programs and other software, any present or future business plans, marketing information, merchandising information, licensing information or financial information ("Confidential Information"), which has not been published or disseminated by EMT, or has not otherwise become a matter of general public knowledge pertaining to EMT's business. All such Confidential Information shall be deemed confidential whether obtained by ISR by reason of this Agreement or before the effective date of this Agreement. Except as necessary to carry out its duties under Section 1, including but not limited to contracting with Sub-ISRs, ISR shall not, without the prior written consent of EMT, use for ISR's benefit or purposes, or disclose to others, either during the time this Agreement is in effect or at any time thereafter, and except as required in connection with the provision of services by ISR to EMT, any trade secret or other Confidential Information connected with the business or developments of EMT.

In the event that ISR has entered into relationships with any Sub-ISRs in accordance with Section 2, ISR agrees that it shall have the sole responsibility to monitor the use and disclosure of Confidential Information by any such Sub-ISRs. Prior to making any disclosure of Confidential Information to any Sub-ISR, and in addition to the requirements of Section 2, ISR agrees that it shall have the sole responsibility to secure a valid Independent Sales Representative Application and Agreement executed by the Sub-ISR containing a confidentiality provision substantially in accordance with this Section 10.

In the event ISR breaches or threatens to breach any of its obligations to prevent disclosure or dissemination of any such information or knowledge, EMT shall be entitled to specific performance and other equitable relief, including temporary and permanent injunctive relief, to enforce the terms of this Agreement. Nothing contained herein shall be construed as prohibiting or in any way limiting EMT from pursuing any other remedy available to EMT for such breach or threatened breach, including the recovery of damages from ISR.

11. Revocable License. EMT hereby grants to ISR a non-exclusive, non-assignable, royalty-free license to use the name "Electromedical de Mexico" in ISR's performance under this Agreement within the geographic territory of Mexico and for no other reason without the prior written consent of EMT. The license granted by this Section 11 shall terminate upon either of the following: (a) termination of this Agreement for any reason; or (b) EMT's written revocation of this license granted herein. ISR shall have no right to assign, transfer, or otherwise

convey any right to use the name "Electromedical" or "Electromedical de Mexico" without the prior written consent of EMT.

12. Returns. EMT offers a 30-day money back guarantee for its products subject to a $150.00 restocking fee. The returned product must be returned non-damaged and in excellent working and cosmetic condition in its original package complete with all accessories and printed materials. 30-day money back guarantee does not apply in Mexico.

13. FDA Prescription Device. EMT's products are FDA-cleared prescription medical devices and are subject to federal guidelines for distribution in the United States. EMT makes no warranties or representations concerning such guidelines for distribution in Mexico, and EMT is relying upon ISR's knowledge and experience with respect to such guidelines in Mexico. It shall therefore be ISR's sole obligation to determine what guidelines, if any, govern distribution of such medical devices in Mexico. Notwithstanding anything else in this Agreement to the contrary, ISR is obligated to comply with all such laws, statutes, regulations, guidelines, or other directives that may apply to the distribution of EMT's products in Mexico. If ISR decides to resell any demonstration unit(s), ISR will provide EMT with all necessary documentation as set forth in Sections 1 and 2, including but not limited to a prescription and/or letter of medical necessity for patients/end-users, or an Independent Sales Representative Agreement for Sub-ISRs approved by EMT. Failure to provide the required documentation will result in the termination of this Agreement. ISR further agrees to cooperate with EMT and provide any further information or documentation that EMT may request regarding ISR or its Sub-ISRs, if any.

14. Headings. The headings in this Agreement have been inserted for convenience only and shall not affect the meaning or interpretation of any provision in this Agreement.

15. Recitals. The parties incorporate the Recitals to this Agreement by reference in their entirety and agree that they shall have the force and effect of stipulations of fact.

16. Representation by Counsel. Each of the parties hereto has had the opportunity to be represented by legal counsel of each party's choice. In the event of any ambiguity, no presumption construing the Agreement against one party or the other shall be imposed because of the fact that the final draft was prepared by one party or the other.

17. Assignment. You may not assign any rights or delegate your duties under the Agreement without prior written consent from EMT. Except as permitted by Section 2 with respect to Sub-ISRs approved by EMT, the rights granted herein are personal to ISR only, may not be sublicensed, and may not be exercised or be assigned, voluntarily or involuntarily, by or to any other person or entity. Any attempt to assign or otherwise transfer the Agreement without EMT's consent renders your Agreement voidable at the option of EMT and may result in immediate termination. Subject to this Section, the rights and obligations of the parties under this Agreement shall inure to and bind their respective heirs, executors, administrators, successors and assigns.

18. Default. If you fail to comply with the Agreement, EMT may, at its discretion, impose a disciplinary action against you, as set forth in EMT's policies and procedures. If you breach, default, or violate this Agreement, and such breach, default, or violation leads to a termination of the Agreement, you shall not be entitled to receive any further bonuses or commissions whether or not the sales for such bonuses or commissions have been completed. If you fail to pay for products or services when payment is due, you hereby authorize EMT to withhold the appropriate amounts from any bonus or commission checks, to charge your credit cards, or debit your checking accounts, if any, which you have authorized EMT to charge. You understand that the failure to promptly pay for any products or services constitutes a material breach and default under the terms of this Agreement.

19. Damages Waiver. EMT, its directors, officers, shareholders, employees, assigns, and agents (collectively referred to as "affiliates") will not be liable for, and consequential or exemplary damages regardless of the cause of action (tort or contract) against EMT. You and your shareholders, directors, officers, employees, agents, representatives, and Sub-ISRs hereby release EMT and its affiliates from, and waive all claims for, consequential and exemplary damages. You further release EMT and its affiliates from all liability arising from or relating to the promotion or operation of your business as an ISR and any activities related to it.

20. Waiver and Merger. Any waiver by EMT of any breach of this Agreement must be in writing and signed by an authorized officer of EMT. EMT's waiver of any breach of this Agreement will not operate or be construed as a waiver of any subsequent breach. These Terms and Conditions and any applicable EMT policies and procedures constitute the entire Agreement between you and EMT. Any promises, offers, representations, or other communications not expressly set forth in the Agreement, these Terms and Conditions, or applicable EMT policies and procedures are of no force or effect and will be deemed to be merged into the Agreement.

21. Severability. If any one or more of the provisions of the Agreement are held to be invalid or unenforceable, or the applicability of any provision to a specific situation is held to be invalid or unenforceable, the provision will be modified to the minimum extent necessary to make the subject provision or its application valid and enforceable, and the validity and enforceability of all other provisions of the Agreement and all other applications of the invalid or unenforceable provisions will not be affected by any invalidity or unenforceability.

22. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Arizona. Any action arising out of or related to the relationship between you and EMT, the Agreement, or these Terms and Conditions must be commenced and maintained in a court of competent jurisdiction in Maricopa County, Arizona. Any action by you against EMT for any act or omission relating to or arising out of arising out of or related to the relationship between you and EMT, the Agreement, or these Terms and Conditions must be brought within one year from the date of the alleged conduct giving rise to the cause of action. Failure to bring such action within one year shall bar all claims against EMT for such act or omission.

23. Attorneys' Fees. If there is any dispute between EMT and you to enforce or interpret any provisions or rights of this Agreement, the prevailing party, as determined by the

court, will be entitled to receive from the other party all costs, attorneys' fees, consultant fees, expert witness fees, investigation costs, and similar expenses.

24. Authorization to Use Likeness. You authorize EMT to use your name, photographs of your employees, agents and representatives, personal story/testimonial, and/or likeness in advertising or promotional materials, and further waive all claims for remuneration for such use.

25. Death or Injury. You agree to immediately notify EMT in writing of information that reasonably suggests that one of its devices: (a) may have caused or contributed to a death, serious injury, or a serious deterioration in the health of any person; (b) has malfunctioned and, if such malfunction recurs, is likely to cause or contribute to a death, serious injury, or a serious deterioration in the health of any person; or (c) a shows no malfunction or deterioration but nevertheless has a characteristic that is likely to cause or contribute to a death, serious injury, or a serious deterioration in the health of any person, including but not limited to, an omission or inaccuracy in any instructions or promotional materials.

26. Notice. Except as otherwise required by law, any notice required or permitted under this Agreement must be in writing and must be given either: (i) by personal delivery; (ii) by United States certified mail, return-receipt requested, postage prepaid, and properly addressed; or (iii) by any private overnight, "same day," or "next-day" delivery service, delivery charges prepaid with proof of receipt. Notice sent in any of the manners set forth above must be addressed or sent to EMT at the addresses set forth below. EMT may change its address for the purposes of delivery and receipt of notices by publication on its website. Notice delivered in one of the foregoing manners will be deemed to be received: (i) on the date of delivery, if personally delivered; (ii) on the date that is two (2) days after deposit in the United States mail, if given by certified mail; or (iii) on the next business day after deposit with an express delivery service, if given by overnight, "same day," or "next-day" delivery service. No notice will be deemed effective unless sent in one of the manners described above.

EMT's address for notice:

16561 North 92nd Street
#D101
Scottsdale, Arizona 85260

With copy to counsel:

Rick K. Carter, Esq.
WONG & CARTER, P.C.
3003 North Central Avenue
Suite 1000
Phoenix, Arizona 85012

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27. Authority. ISR represents and warrants to EMT that it has the authority and power to enter into this Agreement.

IN WITNESS WHEREOF, EMT and ISR have entered into this Agreement effective as of the date first above written.

EMT:

Electro Medical Technologies, LLC,
an Arizona limited liability company,

By:______________________________

ISR:

By:______________________________
Edgar Villanueva

Address: Av. Los Mezquites 30 Qro Qro 76912.

Telephone: 521(442) 2089961